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                                                                   Exhibit 99.58



IMMEDIATE RELEASE
                   Contact:  Jim Hertzog         Kate de Santis (investors)
                             Xytronyx Inc.       Susan Farley (media)
                             619/550-3900        Dewe Rogerson Inc.
                                                 212/688-6840

                 XYTRONYX SIGNS LETTER OF INTENT FOR MARKETING OF ITS
                              PERIODONTAL TISSUE MONITOR

San Diego, CA May 29, 1997 --- Xytronyx, Inc. (AMEX: XYX) today announced that it has signed a letter of intent with Steri-Oss, a leading dental implant company, for the distribution of its Periodontal Tissue Monitor (PTM) which is under FDA review. Under the proposed five year agreement, Steri-Oss would be the exclusive distributor of PTM in North America and other countries, excluding Europe and Japan. PTM is currently being marketed by Hawe-Neos Dental in Europe and will be marketed by Shofu upon regulatory approval in Japan.

PTM is a chairside test which can be used at the dentist's office for the detection and monitoring of periodontitis, a severe form of periodontal disease. According to the American Dental Association, periodontitis affects 33% of the world-wide population and 24% of 18 to 64 year olds in the U.S. each year.

"We chose Steri-Oss due to their leadership position in the dental market and strong sales force with periodontal products," said H. Laurence Shaw, M.D., chairman, president and chief executive officer. "With these relationships in place, we look forward to being able to focus our efforts on developing our product pipeline in the cancer area; first with our ongoing programs utilizing our Photodynamic Immunotherapy Technology (PDIT) and Boronated Porphyrin Compounds (BOPP) technology, then by in-licensing later stage products for further development."

Recently, Xytronyx announced that its proprietary immunotherapy treatment (PDIT-TM-) showed positive results as an effective treatment for the destruction of malignant tumors in rats, as was reported in the current issue of CANCER LETTERS. In that study, the PDIT-TM- technology destroyed targeted tumor in both primary and metastatic tumors minimizing local non-tumor tissue damage and created resistance in successfully treated rats to tumor rechallenge.

This news release contains forward looking statements. The consummation of the proposed transaction with Steri-Oss is subject to several conditions, including the negotiation and execution of definitive agreements and the actual results could vary from those expected due to a variety of risks set forth from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-Q for the quarters ended June 30, September 30 and December 31, 1996 and its report on Form 10-K for the year ended March 31, 1996. The Company undertakes no

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obligation to publicly release the results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Xytronyx Inc. is a biotechnology research, development and licensing company. The Company actively seeks products in the later stages of development in order
to manage their further development and licensing opportunities.   The Company
is currently engaged in the development of two cancer related technologies, Photodynamic Immunotherapy-TM- (PDIT-TM-) for the treatment of metastatic cancer and Boronated Porphyrin Compounds (BOPP) for hyperproliferative diseases, including brain cancer.

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